Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
PepsiCo, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of PepsiCo, Inc. and subsidiaries (“PepsiCo, Inc.”) of our report dated February 15, 2019, with respect to the consolidated Balance Sheets of PepsiCo, Inc. as of December 29, 2018 and December 30, 2017, and the related Consolidated Statements of Income, Comprehensive Income, Cash Flows, and Equity for each of the fiscal years in the three-year period ended December 29, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 29, 2018, which report appears in the December 29, 2018 annual report on Form 10-K of PepsiCo, Inc.

Our report dated February 15, 2019, on the effectiveness of internal control over financial reporting as of December 29, 2018, contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting excluded SodaStream International Ltd. and its subsidiaries (“SodaStream”), which the Company acquired in December 2018. SodaStream’s total assets and net revenue represented approximately 5% and 1%, respectively, of the consolidated total assets and net revenue of PepsiCo, Inc. as of and for the year ended December 29, 2018. Our audit of internal control over financial reporting of PepsiCo, Inc. also excluded an evaluation of the internal control over financial reporting of SodaStream.

/s/ KPMG LLP

New York, New York
February 15, 2019